THE EDGAR LOMAX COMPANY
INVESTMENT ADVISORY FIRM
6564 LOISDALE COURT, SUITE 310
SPRINGFIGLD, VA 22150
(703) 719-0026

M E M O R A N D U M

TO:      The Firm

FROM:   Thomas B. Murray

 Chief Compliance Officer

DATE:             November 10, 2008

RE:                   Investment Adviser Code of Ethics

As you know, The Edgar Lomax Company adopted the attached Advisors Series Trust (“AST”) Code of Ethics–which we also use in our role as a mutual fund sub-adviser (under rule 17j-1 of the Investment Company Act)–as our investment adviser's Code of Ethics (“Code”). Please note that the language below is now included as part of our Code:

All supervised persons shall promptly report to the Compliance Officer or an alternative designee all apparent violations of the Code. The Compliance Officer shall promptly report to senior management all apparent material violations of the Code.

Together, as required under rule 204A-1 of the Advisers Act, the attached AST Code and the language above constitute our investment adviser’s Code.